Registration No. 33-84894
                                                               Rule 424(b)(3)

            SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 22, 1995

                     MLCC Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
         Series 1995A, Class A-1, A-2, A-3, A-4, A-5 and A-6 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

         -----------------------------------------------------------------

         On June 29, 1995, the Senior/Subordinate Pass-Through Certificates, Series 1995A, Class A-1, A-2, A-3, A-4, A-5 and A-6 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $180,819,000. The Offered Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of June 1, 1995 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

         The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

         The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-38 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                                                            PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                                        (Dollars in Thousands)

                                        December 31, 1999            December 31, 1998            December 31, 1997
                                    ------------------------     -------------------------    --------------------------
                                     Number of                  Number of                    Number of
                                    PrimeFirst     Principal     PrimeFirst     Principal     PrimeFirst     Principal
                                       Loans        Amount         Loans         Amount         Loans         Amount
                                    ------------   ---------    -----------     ---------    -----------     ----------

PrimeFirst Loans
Outstanding...................         11,223     $4,526,896        11,263     $4,408,862        14,159     $5,302,950
Delinquency Period
  30-59 Days....................            199       $ 76,666           184       $ 77,751           183       $ 66,254
  60-89 Days....................             38         15,834            26          9,815            26         18,544
  90 Days or More*..............             15         8,300             34         23,664            24         18,072
                                         ------         ------        ------      ---------        ------  -   ---------
     Total Delinquency..........            252       $100,800           244       $111,230           233       $102,870
                                         ======       ========        ======       ========  ====     ===       ========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          2.25%          2.23%         2.17%          2.52%         1.65%          1.94%

Loans in Foreclosure............             36       $ 33,135            47       $ 43,681            39       $ 47,396

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.32%          0.73%         0.42%          0.99%         0.28%          0.89%

---------------------------------
         * Does not include loans subject to bankruptcy proceedings.

                                                                   PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                                        (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 1999     December 31, 1998     December 31, 1997
                                                       -----------------     -----------------     -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................              $4,467,879            $4,855,906           $4,817,041
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  11,243                12,711               12,607
                                                                ----------            ----------            ---------
Gross Charge-offs.................................              $    5,578            $    4,030            $   5,363
Recoveries........................................              $       16            $        2            $      99
                                                                ----------            ----------            ---------
Net Charge-offs...................................              $    5,562            $    4,028            $   5,264
                                                                ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                   0.12%                 0.08%                0.11%

         The first two tables set forth after the second paragraph under the heading "MLCC and its Mortgage Program-Delinquency and Loan Loss Experience" on page S-39 of the Prospectus Supplement are hereby updated, in their entirety as follows:

                                                       Revolving Credit Line Loan Delinquency Experience
                                                                        (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                ----------------------------------------------------------------------------------
                                   1994          1995         1996          1997          1998           1999
                                ------------  -----------  ------------  -----------  -------------- -------------
Number of revolving credit
  line loans serviced........        15,598       25,056        28,368       31,395          30,571        31,517
Aggregate loan balance of                      1,293,483                  1,387,217
  revolving credit line
  loans serviced.............    $1,079,693   $             $1,353,800   $               $1,191,938    $1,202,594
Loan balance of revolving
  credit line loans 2 months
  delinquent.................       $ 5,358      $ 8,447       $ 8,292      $ 5,450        $  6,634      $  6,427
Loan balance of revolving
  credit line loans 3 months
  or more delinquent.........      $ 22,989     $ 33,763      $ 39,508     $ 44,104        $ 31,348      $ 22,863
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance
  of revolving credit
  line loans.................         2.63%        3.26%         3.53%        3.57%           3.19%         2.44%

                                                              Revolving Credit Line Loan Loss Experience
                                                                        (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                ----------------------------------------------------------------------------------
                                   1994          1995         1996          1997          1998           1999
                                ------------  -----------  ------------  -----------  -------------  -------------
Number of revolving credit
  line loans serviced........        15,598       25,056        28,368       31,395         30,571         31,517
Aggregate loan balance of                      1,293,483                  1,387,217
  revolving credit line
  loans serviced.............    $1,079,693   $             $1,353,800   $             $ 1,191,938    $ 1,202,594
For the Period:
  Gross Charge-offs
  dollars..................         $ 1,118      $ 3,700       $ 1,860      $ 4,269       $  2,756       $  4,445
  Percentage(1)............           0.10%        0.29%         0.14%        0.31%          0.23%          0.37%

-------------
   (1) As a percentage of aggregate balance of revolving credit line loans serviced.

         Additionally, the information contained in (a) the tables entitled "Range of Cut-Off Date Principal Balances for Loan Group 1", "Prime Index Mortgage Loan Margins for Loan Group 1" and "LIBOR Mortgage Loan Margins for Loan Group 1" under the heading "The Mortgage Pool--Loan Group 1" on pages S-26 and S-28 of the Prospectus Supplement, (b) the tables entitled "Range of Cut-off Date Principal Balances for Loan Group 2" and "Margins for Loan Group 2" under the heading "The Mortgage Pool--Loan Group 2" on pages S-29 and S-31 of the Prospectus Supplement and (c) the tables entitled "Range of Cut-off Date Principal Balances for Loan Group 3" and "Margins for Loan Group 3" under the heading "The Mortgage Pool--Loan Group 3" on pages S-32 and S-33 of the Prospectus Supplement are hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Balances and margins of the Mortgage Loans:

                                             Range of Principal Balances for Loan Group 1 as of December 31, 1999

                                        Number of Mortgage                                    % of Loan Group 1 by
     Range of Principal Balances              Loans                Principal Balance           Principal Balance
---------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                    7                 $    265,929.39                     0.50%
$55,000-59,999.99                               2                      115,402.92                     0.22%
$75,000-99,999.99                               7                      622,709.68                     1.18%
$100,000-149,999.99                            30                    3,597,839.45                     6.82%
$150,000-199,999.99                            16                    2,920,944.91                     5.54%
$200,000-249,999.99                            21                    4,534,224.33                     8.60%
$250,000-299,999.99                             6                    1,691,613.43                     3.21%
$300,000-349,999.99                             9                    2,786,915.06                     5.29%
$350,000-399,999.99                             8                    2,960,517.50                     5.62%
$400,000-449,999.99                             6                    2,521,825.59                     4.78%
$450,000-499,999.99                             4                    1,893,214.63                     3.59%
$500,000-549,999.99                             3                    1,593,091.68                     3.02%
$550,000-599,999.99                             5                    2,880,718.96                     5.46%
$600,000-649,999.99                             2                    1,232,000.00                     2.34%
$650,000-699,999.99                             1                      679,907.29                     1.29%
$700,000-749,999.99                             1                      725,000.00                     1.38%
$750,000-799,999.99                             3                    2,283,184.97                     4.33%
$800,000-849,999.99                             2                    1,600,000.00                     3.03%
$850,000-899,999.99                             2                    1,753,869.13                     3.33%
$950,000-999,999.99                             1                      999,750.00                     1.90%
$1,000,000-1,099,999.99                         2                    2,095,581.34                     3.97%
$1,100,000-1,199,999.99                         1                    1,199,175.14                     2.27%
$1,200,000-1,299,999.99                         1                    1,249,491.86                     2.37%
$2,200,000-2,299,999.99                         2                    4,522,234.71                     8.58%
$2,900,000-2,999,999.99                         2                    5,999,356.79                    11.38%
                                      -------------------------------------------------------------------------------
               TOTALS                         144                 $ 52,724,498.76                   100.00%
                                      ===============================================================================


                     Prime Index Mortgage Loan Margins for Loan Group 1 as of December 31, 1999

                          Number of Mortgage                                    % of Loan Group 1 by
 Margin                         Loans                 Principal Balance           Principal Balance
--------------------------------------------------------------------------------------------------------
  -0.5                            1                 $   197,000.00                      1.49%
-0.125                            2                   1,261,139.06                      9.53%
     0                            4                   1,393,688.19                     10.54%
 0.125                            3                     717,886.98                      5.43%
  0.25                            7                   1,593,298.70                     12.04%
   0.5                           18                   2,317,052.39                     17.52%
 0.625                            1                     145,499.99                      1.10%
  0.75                            8                     911,428.48                      6.89%
 1.625                            1                     725,000.00                      5.48%
 1.875                            1                     220,000.00                      1.66%
     2                            3                   1,123,094.72                      8.49%
  2.25                            4                   1,479,145.57                     11.18%
   2.5                            3                     382,357.67                      2.89%
 2.625                            1                     529,990.00                      4.01%
  2.75                            1                     120,339.21                      0.91%
     3                            1                     111,297.55                      0.84%
                        --------------------------------------------------------------------------------
 TOTALS                          59                 $13,228,218.51                    100.00%
                        ================================================================================

                        LIBOR Mortgage Loan Margins for Loan Group 1 as of December 31, 1999

                         Number of Mortgage                                    % of Loan Group 1 by
Margin                         Loans                 Principal Balance           Principal Balance
-------------------------------------------------------------------------------------------------------
 1.25                            2                $     670,611.68                     1.70%
1.375                            1                      767,500.00                     1.94%
  1.5                            4                    4,712,221.86                    11.93%
1.625                            3                    2,099,718.74                     5.32%
 1.75                           11                    8,255,139.78                    20.90%
1.875                            3                    2,095,101.68                     5.30%
    2                           17                    6,985,864.16                    17.69%
2.125                            4                    3,516,799.50                     8.90%
 2.25                           19                    7,533,613.22                    19.07%
  2.5                           13                    1,677,872.07                     4.25%
2.625                            2                      313,600.25                     0.79%
 2.75                            5                      718,737.31                     1.82%
2.875                            1                      149,500.00                     0.38%
                       --------------------------------------------------------------------------------
TOTALS                          85                $ 39,496,280.25                    100.00%
                       ================================================================================


                                             Range of Principal Balances for Loan Group 2 as of December 31, 1999

                                        Number of Mortgage                                    % of Loan Group 2 by
     Range of Principal Balances              Loans                 Principal Balance          Principal Balance
---------------------------------------------------------------------------------------------------------------------
$50,000-54,999.99                               1                 $     50,674.44                    0.42%
$75,000-99,999.99                               1                       93,536.44                    0.77%
$100,000-149,999.99                             5                      649,240.68                    5.33%
$150,000-199,999.99                             1                      192,500.00                    1.58%
$200,000-249,999.99                             3                      702,013.20                    5.76%
$250,000-299,999.99                             5                    1,444,488.08                   11.85%
$400,000-449,999.99                             1                      427,742.00                    3.51%
$450,000-499,999.99                             1                      499,955.21                    4.10%
$700,000-749,999.99                             1                      700,000.00                    5.74%
$1,000,000-1,099,999.99                         1                    1,000,000.00                    8.20%
$1,200,000-1,299,999.99                         1                    1,249,653.67                   10.25%
$1,900,000-1,999,999.99                         1                    1,979,087.57                   16.24%
$3,000,000 or Higher                            1                    3,200,000.00                   26.25%
                                      ------------------------------------------------------------------------------
               TOTALS                          23                 $ 12,188,891.29                  100.00%
                                      ==============================================================================


                Margins in Loan Group 2 as of December 31, 1999

                         Number of Mortgage                                    % of Loan Group 2 by
Margin                         Loans                 Principal Balance          Principal Balance
------------------------------------------------------------------------------------------------------
     1                           1                 $  1,000,000.00                     8.20%
 1.375                           1                      274,763.87                     2.25%
 1.625                           1                    3,200,000.00                    26.25%
 1.875                           4                    2,821,356.17                    23.15%
     2                           3                    1,241,656.78                    10.19%
 2.125                           1                      499,955.21                     4.10%
 2.375                           7                    1,024,339.15                     8.40%
   2.5                           3                    1,728,070.11                    14.18%
 2.625                           1                      123,750.00                     1.02%
     3                           1                      275,000.00                     2.26%
                       -------------------------------------------------------------------------------
TOTALS                          23                 $ 12,188,891.29                   100.00%
                       ===============================================================================


                                             Range of Principal Balances for Loan Group 3 as of December 31, 1999

                                        Number of Mortgage                                     % of Loan Group 3 by
     Range of Principal Balances              Loans                 Principal Balance            Principal Balance
------------------------------------------------------------------------------------------------------------------------
$200,000-249,999.99                             1                    $ 239,361.61                     28.10%
$600,000-649,999.99                             1                      612,500.00                     71.90%
                                      ----------------------------------------------------------------------------------
               TOTALS                           2                    $ 851,861.61                     100.00%
                                      ==================================================================================


                                    Margins for Loan Group 3 as of December 31, 1999

                         Number of Mortgage                                      % of Loan Group 3 by
Margin                         Loans                 Principal Balance            Principal Balance
----------------------------------------------------------------------------------------------------------
0.250                           1                    $ 612,500.00                      71.90%
0.375                           1                      239,361.61                      28.10%
                       -----------------------------------------------------------------------------------
TOTALS                          2                    $ 851,861.61                     100.00%
                       ===================================================================================

                             --------------------

                The date of this Supplement is March 31, 2000.